UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2009

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road
San Carlos, California 94070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On November 23, 2009, Randall W. Moreadith, M.D., Ph.D., who served as Senior Vice President, Drug Development and Chief Development Officer of Nektar Therapeutics, a Delaware corporation (the "Company"), agreed with the Company that he would depart from his position effective as of November 30, 2009 (the "Departure Date").  In connection with his departure, Dr. Moreadith entered into a Separation and General Release Agreement with the Company (the "Separation Agreement").  Under the Separation Agreement, Dr. Moreadith is entitled to receive a lump sum severance payment in the amount of $220,000 representing six (6) months of his current base salary and he is also entitled to the payment or reimbursement by the Company of COBRA premiums for continued health coverage for up to 6 months following the Departure Date.  His stock options, to the extent outstanding and vested as of the Departure Date, will generally remain exercisable for 12 months following the Departure Date.  The Separation Agreement includes Dr. Moreadith's covenant not to solicit the Company's employees for a period of 12 months after the Departure Date and a release of claims against the Company and its affiliates.  A copy of the Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.  The summary of the Separation Agreement set forth above is qualified in its entirety by reference to the Separation Agreement.

(c)  Effective November 30, 2009, the Company promoted Lorianne K. Masuoka, M.D., to Senior Vice President and Chief Medical Officer reporting directly to Howard W. Robin, the Company’s President and Chief Executive Officer.

Dr. Masuoka, age 48, has served as our Vice President and Chief Medical Officer since June 2009 and as our VP, Clinical Development from August 2008 to June 2009.  From 2003 until August 2008, Dr. Masuoka served as Vice President of Clinical Development at privately held Five Prime Therapeutics, a clinical stage biotechnology company.  From 2000 until 2003, she was Director of Oncology at Chiron Corporation, a multi-national biotechnology firm, acquired by Novartis International AG in April 2006.  From 1994 until 2000, Dr. Masuoka held positions of increasing responsibility in clinical research at Berlex Laboratories, Inc., the U.S. pharmaceutical subsidiary of the German pharmaceutical firm Schering AG.  Dr. Masuoka received her B.S. and M.D. from the University of California, Davis, was an American Epilepsy Society Fellow at Yale School of Medicine and is board certified in Neurology.

Dr. Masuoka’s annual base salary is $400,000 and her annual performance bonus target is 50% of her base annual salary (“Performance Bonus Target”).  Dr. Masuoka’s actual annual performance bonus will range from 0% to 200% of the Performance Bonus Target based on the Organization and Compensation Committee’s assessment (in consultation with the Chief Executive Officer) of her achievement of a combination of corporate and personal objectives.  Dr. Masuoka is also eligible to participate in the Company’s standard executive benefits program including but not limited to the Company’s change of control severance benefit plan.

Dr. Masuoka is also a party to the Company’s standard executive severance letter agreement that was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (the “Severance Letter Agreement”).  Unless in relation to a Change of Control, if the Company terminates Dr. Masuoka’s employment without Cause or Dr. Masuoka terminates her employment in a manner that constitutes a Good Reason Resignation (as such capitalized terms are defined in the Company’s Amended and Restated Change of Control Severance Benefit Plan, which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008), Dr. Masuoka will be entitled, subject to the terms of the Severance Letter Agreement, to (i) a cash severance payment equal to Dr. Masuoka’s total annual cash compensation target (including base salary and the then-effective Performance Bonus Target) for the year in which her termination occurs, (ii) a 12-month period following the termination date in which to exercise the vested and unexercised portion of all stock options held by her, and (iii) payment by the Company of all applicable COBRA payments for her and her family until the first anniversary of the termination date (or, if earlier, the date on which she becomes eligible for comparable benefits with another employer).

(e)        Reference is made to Items 5.02(b) and (c) with respect to the description of compensatory arrangements related to the resignation of Dr. Moreadith and the appointment of Dr. Masuoka, which descriptions are incorporated by reference into this Item 5.02(e) in their entirety.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Separation and General Release Agreement between Nektar Therapeutics and Randall W. Moreadith, M.D., Ph.D., dated November 23, 2009.

99.1	Press release issued by Nektar Therapeutics on November 30, 2009 entitled “Nektar Therapeutics Promotes Lorianne Masuoka, M.D. To Senior Vice President and Chief Medical Officer.”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	November 30, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and General Release Agreement between Nektar Therapeutics and Randall W. Moreadith, M.D., Ph.D., dated November 23, 2009.

99.1	Press release issued by Nektar Therapeutics on November 30, 2009 entitled “Nektar Therapeutics Promotes Lorianne Masuoka, M.D. To Senior Vice President and Chief Medical Officer.”